STOCK PURCHASE AGREEMENT

BY AND AMONG

NATIONAL AUTOMATION SERVICES INC.

(“BUYER”),

INTECON, INC.

(“SELLER”).

STOCK PURCHASE AGREEMENT

RECITALS

ARTICLE 1	DEFINITIONS
ARTICLE 2	PURCHASE AND SALE
ARTICLE 3	REPRESENTATIONS AND WARRANTIES OF SELLER
ARTICLE 4	REPRESENTATIONS AND WARRANTIES OF BUYER
ARTICLE 5	COVENANTS. BUSINESS CONDUCT & AGREEMENT
ARTICLE 6	CONDITIONS PRECEDENT
ARTICLE 7	TERMINATION, AMENDEMENT AND WAIVER
ARTICLE 8	NO NEGOTIATION
ARTICLE 9	TAX MATTERS
ARTICLE 10	SPECIAL PROVISIONS REGARDING THE ACQUISITION
ARTICLE 11	GENERAL PROVISIONS

STOCK PURCHASE AGREEMENT

          THIS STOCK PURCHASE AGREEMENT is made and entered into this 21 day of December, 2007, by and among National Automation Services. Inc., a Colorado corporation (hereinafter referred to as “Buyer”); and the shareholders of Intecon Inc., (an Arizona corporation (the “Company”) listed on Exhibit “A” to this Agreement ( hereinafter collectively referred to as the “Seller”).

RECITALS:

          .a Seller owns, or will own at the time of the closing, all of the issued and outstanding capital stock,

          .b Seller wishes to sell and Buyer wishes to purchase all of the issued and outstanding capital stock of the Company (the “Company Shares”).

          NOW, THEREFORE, in consideration of the above premises and of the mutual covenants, conditions and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1
DEFINITIONS

          1.1 Definitions. In addition to the terms defined elsewhere in this Agreement, for purposes of this Agreement:

               “Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

               “Agreement” means this Stock Purchase Agreement, together with the Schedules and the Exhibits attached hereto, as the same may be amended, supplemented or otherwise modified from time to time.

               “Buyer Balance Sheet Date” means November 30, 2007.1

               “Buyer Charter Documents means the organizational documents and By-laws of Buyer.

               “Closing” means the actual transfer and delivery of the documents transferring the Company Shares to Buyer, the payment of the Purchase Consideration and the exchange and delivery by the parties of the other documents and instruments contemplated by this Agreement.

               “Closing Date” means, subject to the provisions of Section 6.1, on or before January 31, 2008. It is the express intention of the parties to use their best efforts to close this Agreement on or before December 31, 2007.

               “Company Charter Documents” means the organizational documents and By-laws of any Company.

               “Company Balance Sheet Date” means November 30, 2007.

               “Defensible Title” means such right, title and interest that is (a) evidenced by an instrument or instruments filed of record in accordance with the conveyance and recording laws of the applicable jurisdiction to the extent necessary to prevail against competing claims of bona fide purchasers for value without notice, and (b) subject to Permitted Encumbrances, free and clear of all Liens, claims, infringements, burdens and other defects.

               “Dollars” means the lawful currency of the United States of America.

               “Environmental Law” means any federal, state, local or foreign statute, code, ordinance, rule, regulation, policy, guideline, permit, consent, approval, license, judgment, order, writ, decree, common law, injunction or other authorization in effect on the date hereof, at the Closing Date, or at a previous time applicable to the operations of the Company: (a) relating to emissions, discharges, releases or threatened releases of hazardous materials into the natural environment, including into ambient air, soil, sediments, land surface or subsurface, buildings or facilities, surface water, groundwater, publicly-owned treatment works, septic systems or land; (b) relating to the generation, treatment, storage, disposal, use, handling, manufacturing, recycling, transportation or shipment of hazardous materials; (c) relating to occupational health and safety; or (d) otherwise relating to the pollution of the environment, solid waste handling treatment or disposal, operation or reclamation of land, or protection of environmentally sensitive areas.

               “Escrow Agreement” shall mean the written agreement entered into between the Parties hereto and the Escrow Agent.

               “GAAP” means United States generally accepted accounting principles, consistently applied.

               “Knowledge” with respect to (i) the Company means the knowledge of each Company’s officers listed in Exhibit Bl. after reasonable inquiry, and (ii) Buyer means the knowledge of the officers of Buyer listed in Exhibit B2, after reasonable inquiry.

               ‘‘Labor Claims” means any employment and/or social security related claim, whether judicial or administrative, including but not limited to claims for rights, benefits, indemnities or actions that could correspond to the employees pursuant to the Labor Law, Social Security Law, Civil Code, Working Environment and Conditions Law. Housing Policy Law, National Institute for Cooperative Education Law, Feeding Law for Employees, their Regulations, as well as any other legal or contractual provision related to the services performed by the employees.

               “Lien” means any mortgage, deed of trust, pledge, hypothecation, security interest, encumbrance, easement, claim, lien, lease (including any capitalized lease) or charge of any kind, whether voluntarily incurred or arising by operation of law or otherwise, affecting any assets or property, including any agreement to give or grant any of the foregoing, any conditional sale or other title retention agreement and the filing of or agreement to give any financing statement with respect to any assets or property.

               “Material Adverse Effect” or “Material Adverse Change” means, when used in connection with any Person, any change or effect (or any development that, insofar as can reasonably be foreseen, is likely to result in any change or effect) that would result in an adverse change in the business, financial condition, operating results, assets, operations or business prospects of such Person, or in a labor disruption or casualty loss or damage to the assets of such Person.

               “Permitted Encumbrances” means: (a) Liens for Taxes, assessments or other governmental charges or levies if the same shall not at the particular time in question be due and delinquent or (if foreclosure, distraint, sale or other similar proceedings shall not have been commenced or, if commenced, shall have been stayed) are being contested in good faith by appropriate proceedings and if the Company shall have set aside on its books such reserves (segregated to the extent required by sound accounting practices) as may be required by or consistent with GAAP and, whether reserves are set aside or not, are listed on the applicable Disclosure Schedule; (b) Liens of carriers, warehousemen, mechanics, laborers, materialmen, landlords, vendors, workmen and operators arising by operation of any Companies business; (c) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation which would not and will not, individually or in the aggregate, result in a Material Adverse Effect on any Company; (d) Liens incurred in the ordinary course of business to secure the performance of bids, tenders, trade contracts, leases, statutory obligations, surety and appeal bonds, performance and repayment bonds and other obligations of a like nature which would not and will not, individually or in the aggregate, result in a Material Adverse Effect on any Company; (e) Liens, easements, rights-of-way, restrictions, servitudes, permits, conditions, covenants, exceptions, reservations, and other similar encumbrances incurred in the ordinary course of business or existing on property and not materially impairing the value of the assets of any Company, or interfering with the ordinary conduct of the business of any Company, or rights to any of its assets; and (f) any defects. irregularities or deficiencies in title to easements, rights-of-way or other surface use agreements that do not materially adversely affect the value of any asset of any Company by an amount in excess of $10,000 in the aggregate. Permitted Encumbrances does not include any debt owed to Seller, or its Affiliates.

               “Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other entity.

               “Purchase Consideration” means the aggregate price to be paid by Buyer for the Company Shares held by Seller, as provided for in Section 2.3.

               “Taxes” means taxes of any kind, levies, or other like assessments, customs, duties, imposts, charges, or fees, including income, gross receipts, ad valorem, value added, excise, real or personal property, asset, sales, use, royalties, license, payroll, transaction, capital, net worth, and franchise taxes, estimated taxes, withholding, employment, Social Security, Workman’s Compensation, utility, severance, production, unemployment compensation, occupation, premium, windfall profits, transfer and gains taxes, and other governmental taxes imposed or payable to Bermuda or Venezuela or any state, local, municipal, or foreign governmental subdivision, or agency thereof, and in each instance such term shall include any interest, penalties, or additions to tax attributable to any such tax, including penalties for failure to file any tax return or report.

ARTICLE 2
PURCHASE AND SALE

          2.1 Purchase and Sale. At the Closing on the Closing Date, and upon all of the terms and subject to all of the conditions of this Agreement, each Seller shall sell, assign, convey, transfer and deliver to Buyer, and Buyer shall purchase, all of Seller’s Company Shares, which shall constitute 100% of the outstanding shares of the Company. Such sale and purchase transactions are collectively referred to herein as the “Purchase”. Furthermore, each Seller agrees to repay or cancel all outstanding debt, including shareholders debt, of the Company upon full purchase price being received by Seller, other than those accounts payable and the bank lines of credits and reserves listed on Schedule 2.1 to this Agreement.

          2.2 Payments at Closing. At the Closing on the Closing Date, Buyer shall, in consideration for good and marketable title to the Company Shares, free and clear of all Liens, charges, encumbrances and restrictions of any kind pay the sum of Three Hundred Thousand Dollars ($ 300,000.00), the payment of outstanding debt of the Company on which each Sellers are personally liable, not to exceed One Hundred and Fifty Thousand Dollars ($150,00.00) plus 300,000 shares of restricted common stock in the name of Seller (the “Consideration Stock’’) which cannot be sold by each Seller for year from the date of issuance or upon sale of the Company which ever comes first. At the option of the Buyer, Buyer may finance Four Hundred Fifty Thousand dollars ($450,000) of the purchase price at an interest rate of eight percent (8%) for a period of thirty (30) days. All payments shall be made by certified funds. Notwithstanding the foregoing, if one or both of Management serve on the Board of Directors of the Buyer, the shares for such person serving shall be restricted by taw for a period of two years. Should the Company or the Buyer be sold during the restrictive period described above, all restrictions against the sale shall automatically be removed. Should any payment of any promissory note not be made when due, Seller at its sole option, may declare a breach of contract and declare this Agreement null and void. Should the Agreement be voided by Seller, Buyer shall be liable for all costs incurred, including but not limited to attorney fees, taxes, and any consequential damages of Seller.

          2.3 Contributions to Intecon Working Capital. The Buyer agrees to contribute a minimum of Two Hundred and Fifty Thousand Dollars ($250,000) to the working capital, capital improvements and expansion of the Company. Working capital will be transferred or deposited into an account designated by the management of Intecon upon closing or payment of the promissory note which ever occurs first.

          2.4 The Closing. The Closing of the transactions contemplated by this Agreement shall take place on the December 26, 2007, at the individual offices of Buyer and Seller, or at such other time and place as the parties might hereafter mutually agree in writing. Buyer shall execute the Agreement and express ship the documents to Sellers. Sellers shall execute the Agreement no later than December 28, 2007.

          2.5 Deliveries. At the Closing on the Closing Date:

          (a) each Seller will deliver to Buyer:

          (i) certificates representing the Company Shares, duly endorsed (or accompanied by duly executed stock powers);

          (ii) a statement of the chief executive officer and chief financial officer of the Company, that there are no material liabilities, claims, debts, accounts or litigation that are not shown on the Company Balance Sheets, the Schedules to this Agreement or made in writing to the Buyer in writing.

          (iii) a certificate executed by the Company, representing and warranting to Buyer that, except as otherwise stated in such certificate, each of the Company’s representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all material respects as of the Closing Date as if made on the Closing Date;

          (iv) the appropriate shareholders or board of directors resolutions appointing one designee of the Buyer to the board of directors of the Company;

          (v) certified copy of the resolutions duly adopted by the board of directors of the Company approving this Agreement and consummation of the transactions contemplated hereby;

          (vi) statement of good standing, absence of litigation, and transfer of financial statements per Exhibit C.

          (b) Buyer will deliver or cause to be delivered to Sellers:

          (i) the portion of the Purchase Consideration payable in cash as described in paragraph 2.3 above, with the $300,000 cash consideration or promissory note being paid to each Seller in the amount listed on Exhibit “A’’;

          (ii) the certificates evidencing the Consideration Shares;

          (iii) a certificate executed by Buyer to the effect that, except as otherwise stated in such certificate, each of Buyer’s representations and warranties in this Agreement is accurate in all material respects as of the Closing Date as if made on the Closing Date; and.

          (iii) certified copies of resolutions duly adopted by the board of directors of Buyer approving this Agreement and the consummation of the Purchase and the transactions contemplated hereby.

1 ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF
THE COMPANY AND EACH SELLER

          The Company and each Seller represents and warrants to Buyer that the statements contained in this Article 3 are true, correct and complete as of the date of this Agreement.

          3.1 Organization, Standing and Power. The Company (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and (ii) has all requisite corporate power and authority to own, lease and operate all of its properties and assets including the Company Shares and to carry on its business substantially as it is now being conducted. The Company (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and (ii) has all requisite corporate power and authority to own, lease and operate all of its properties and assets, and to carry on its business substantially as it is now being conducted. Complete and correct copies of the certificate and articles of incorporation, as amended, and the bylaws, as amended, of the Company as in effect on the date of this Agreement are attached hereto as Exhibit D.

          3.2 No Subsidiaries. Except as listed in Schedule 3.2, (a) the Company has no subsidiaries, or owns, directly or indirectly, any capital stock or other ownership, participation or equity interest in any corporation, partnership, limited liability company, association, joint venture or other entity, and (b) there are no outstanding contractual obligations or commitments of the Company to acquire or make any investment in any shares of capital stock or other ownership, participation, or equity interest in any corporation, partnership, limited liability company, association, joint venture, or other entity.

          3.3 Capital Structure. Schedule 3.3 sets forth the number of issued and outstanding shares of capital stock of the Company and any and all subsidiaries, which will be outstanding as of the Closing Date. All of such outstanding shares of capital stock of the Company and any and all subsidiaries are, and at the Closing will be, validly issued, fully paid and non-assessable. There are not, and at the Closing there will not be any capital stock or other equity interests in the Company and any and all subsidiaries issued or outstanding or any subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character obligating the Company and any and all subsidiaries to issue, transfer or sell any of its capital stock or other equity interests, or any agreements, arrangements or understandings which grant to any Person any rights in either the Company and any and all subsidiaries which are similar to capital stock or other equity interests.

          3.4 Title to the Company Shares. Each Seller has legal, beneficial, and record title to the Company Shares set forth opposite such Seller’s name on Schedule 3.4, free and clear of any and all Liens, restrictions, options, voting trusts or agreements, proxies, encumbrances, claims or charges of any kind whatsoever. Each Seller has or will have at the Closing physical custody of the certificates evidencing all of the Company Shares. At Closing, Buyer will acquire good and defensible title to the Company Shares, free and clear of any and all Liens, restrictions, options, voting trusts, or agreements, proxies, encumbrances, claims or charges of any kind.

          3.5 Authorization; Enforceability. Each Seller has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized by all requisite corporate action on the part of each Seller. This Agreement has been duly and validly executed and delivered by each Seller, and constitutes a valid and binding agreement of each Seller.

          3.6 Absence of Conflicting Agreements. Neither the execution, delivery, or performance of this Agreement by Seller or the Company, nor the consummation of the transactions contemplated hereby does or will, after the giving of notice, or the lapse of time or both, or otherwise:

               (a) subject to receipt of any necessary third party consents, conflict with, result in a breach of, constitute a default, or give rise to a right of termination under the Company Charter Documents, any federal, state, or local law, statute, ordinance, rule, or regulation applicable to the Company or Seller, or any court or administrative order or process, or any contract, agreement, arrangement, commitment, or plan to which Seller or the Company is a party or by which Seller or the Company is bound;

               (b) result in the creation of any Lien upon any of the Company Shares, or the assets, business, and properties of the Company;

               (c) subject to receipt of any necessary third party consents, terminate, amend, or modify, or give any party the right to terminate, amend, modify, abandon, or refuse to perform any contract, agreement, arrangement, commitment, or plan to which the Company is a party or by which it is bound;

               (d) accelerate or modify, or give any party the right to accelerate or modify, the time within which, or the terms under which, any duties or obligations are to be performed, or any rights or benefits are to be received, under any contract, agreement, arrangement, commitment, or plan to which the Company is a party or by which it is bound; or

               (e) to the Knowledge of the Company, require the consent, waiver, approval, permit, license, clearance or authorization of, or any declaration or filing with, any court or public agency or other authority. All Parties agree to cooperate fully with each other to have change of control in the Company to be approved by all necessary government authorities. The approval of such change of control shall be a contingency to the Closing.

          3.7 Condition of Properties. To the Knowledge of the Company, except as may be limited by the ordinary course of business occurring on a day-to-day basis, all properties and assets owned or utilized by the Company are in good operating condition and repair, free from any defects (except such minor defects as do not interfere with the use thereof in the conduct of the normal operations of the Company), ordinary wear and tear excepted, and have been maintained consistent with prudent industry practice. No other assets or properties are needed to permit the Company to carry on its business as conducted during the preceding 12 months and as proposed to be conducted. To the Knowledge of the Company, all buildings, plants and other structures owned or otherwise utilized by the Company are in good condition and repair, ordinary wear and tear excepted, and have no structural defects or defects (except such minor defects as do not significantly interfere with the use thereof in the conduct of the normal operations of the Company) and are suitable and adequate for the purposes for which they arc presently being used.

          3.8 Contracts. The Company has caused to be made available to Buyer for review complete and correct copies of all written material contracts and agreements, and all amendments, modifications and supplements thereto, and have provided Buyer with accurate descriptions of all oral material contracts, including the parties thereto, the value of the goods and services to be provided thereunder, and the financial obligations of the parties thereunder, necessary for the Operations. All of the Material Contracts are valid, binding and in full force and effect against the Company that is a party to such contract, and, to the Knowledge of the Company, are valid, binding and in full force and effect against the other parties thereto. Except as set forth in Schedule 3.8, the Company is not in default in any material respect, and no notice of alleged default has been received by Intecon, or the Company, under any of the Material Contracts, and no other party thereto is, to the Knowledge of the Company, in default there under in any material respect, and, to the Knowledge of the Company, there exists no condition or event which, with or without notice or lapse of time or both, would constitute a material default under any of the Material Contracts by the Company or by any party thereto.

          3.9 Powers of Attorney, Except as listed in Schedule 3.9, as of the date of this Agreement, neither Company has outstanding powers of attorney with any Person.

          3.10 No Default. The Company is not in default, breach or violation (and, to the Knowledge of the Company, no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition, or provision of (i) the Company Charter Documents; (ii) any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which the Company is now a party or by which the Company or any of its properties, business or assets is bound; (iii) any order, writ, injunction, law, decree, statute, rule or regulation applicable to the Company; or (iv) require any filing with, or the obtaining of any permit, authorization, consent or approval of, any governmental or regulatory authority, except in the case of clauses (ii); (iii) and (iv) for defaults or violations which in the aggregate would not have a Material Adverse Effect on the Company.

          3.11 No Other Agreements to Purchase. No person, other than the Buyer, has any contract, agreement or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming a contract or agreement for the purchase or acquisition from the Company of any of the Acquired Assets.

          3.12 Intellectual Property. The Company owns, or is licensed or otherwise has the right to use, all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights, technology, know-how, processes and other proprietary intellectual property rights and computer programs, as listed in Schedule 3.10 (“Intellectual Property Rights”) which are material to the condition (financial or otherwise) or conduct of the business of the Company and Operations of Intecon. To the Knowledge of the Company, (i) the use of Intellectual Property Rights by the Company in its current operations does not infringe on the Intellectual Property Rights of any Person, subject to such claims and infringements as do not, in the aggregate, give rise to any liability on the part of the Company which could have a Material Adverse Effect on such Company, and (ii) no Person is, in any manner that could have a Material Adverse Effect on a Company, infringing on any Intellectual Property Right of the Company. No claims are pending or, to the Knowledge of the Company, threatened that the Company is infringing or otherwise adversely affecting the rights of any Person with regard to any Intellectual Property Right.

          3.13 Leases. (a) Schedule 3.13 lists, as of The date of this Agreement, all real property leases and subleases for space occupied by the Company, or the Companies assets (collectively, the “Leases”). Complete and correct copies of the Leases and all written amendments and agreements relating thereto have been made available to the Buyer for review. Each of the Leases is a valid, binding and enforceable obligation of the applicable Company in accordance with its terms, and no Company or to the Knowledge of the Company, the other party to any Lease is in default under such Lease, in any material respect.

               (b) To the Knowledge of the Company, there is no law ordinance, regulation or requirement in existence, including any Environmental Law, as amended, which would require any expenditure to remediate, remedy, remove, modify, or improve any of the real property that is the subject of any Lease in order to bring it into compliance therewith.

               (c) The Company enjoys peaceful and undisturbed possession under all Leases.

               (d) Buyer shall assume all obligations and benefits regarding the real property lease. Should Company or Sellers incur any cost, including terminating cost of personal guarantees, Buyer shall be responsible for said cost and Seller shall be paid by Buyer within 10 days by certified funds.

          3.14 Financial Statements. The Company has provided to Buyer true and complete copies of (i) the unaudited balance sheet of the Company as of November 30, 2007, and (ii) the related unaudited statements of operations and changes in stockholders’ equity for the first nine months ended on September 30, 2007 (collectively, the “Financial Statements”). The Financial Statements (i) have been prepared in accordance with generally accepted accounting principles (“GAAP”)(except for certain balance sheet classifications, and certain required reports and all footnote disclosures have been omitted) on a basis consistent throughout the periods covered thereby; (ii) present fairly, in all material respects, the financial condition of the Company as of the dates thereof and the results of its operations for the periods then ended (subject to normal year-end audit adjustments); and (iii) are consistent with the books and records of the Company, which books and records are true, correct and complete in all material respects. As referred to herein, the Companies Balance Sheet Date shall mean September 30, 2007.

          3.15 Absence of Certain Changes or Events. Since the Companies Balance Sheet Date, the Company has conducted its business only in the ordinary course consistent with past practices and there has not been any event, occurrence, circumstance or development that has had, or has been reasonably likely to have, a Material Adverse Effect with respect to the relevant Company.

          3.16 No Undisclosed Liabilities. Neither Company has debt, liability or obligation of any kind, whether accrued, absolute, contingent, inchoate, determined, determinable, or otherwise, except for (i) liabilities or obligations which, individually or in the aggregate, would not have a Material Adverse Effect on the relevant Company, (ii) liabilities or obligations under this Agreement or incurred in connection with the transactions contemplated hereby, (iii) liabilities or obligations disclosed in Schedule 3.16; (iv) liabilities or obligations disclosed in the Financial Statements; and (v) liabilities or obligations arising in the ordinary course of business after the Balance Sheet Date and which do not have a Material Adverse Effect on the Company. Specifically, each Seller agree that all debt of the Company not listed on Schedule 3.16 shall be repaid or forgiven as of the date of the Closing.

          3.17 No Litigation. Except as set forth in Schedule 3.17(a) (Non-Employee Matters) and Schedule 3.17(b) (Employee Labor Claims), there is no action, suit, proceeding or governmental investigation pending or, to the knowledge of the Company, threatened against the Company by or before any court or governmental or regulatory entity that has had or could reasonably be expected to have a Material Adverse Effect on the relevant Company or prevent, hinder or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any governmental authority or arbitrator outstanding against the Company which has had, or which, insofar as reasonably can be foreseen, in the future could have, any such effect.

          3.18 Compliance with Laws and Permits. The Company is not in violation of, or in default in any material respect under, and no event has occurred that (with notice or the lapse of time or both) would constitute a violation of or default under (a) the Company Charter Documents, or (b) any applicable law, rule, regulation, ordinance, order, writ, decree or judgment of any governmental authority. The Company has obtained and holds all permits, licenses, variances, exemptions, orders, franchises, approvals and authorizations of all governmental authorities necessary for the lawful conduct of its business and the lawful ownership, use and operation of its assets, as listed in Schedule 3,18 (“Company Permits”) and the Company Permits are validly issued and in full force and effect, except for Company Permits which the failure to obtain or hold would not, individually or in the aggregate, have a Material Adverse Effect on the relevant Company. None of the Company Permits will be adversely affected by the consummation of the transactions contemplated hereunder or requires any filing or consent in connection therewith. The Company is in compliance with the terms of its Company Permits, except where the failure to comply would not, individually or in the aggregate, have a Material Adverse Effect on the Company. Except as listed in Schedule 3.17(a), no investigation or review by any governmental authority with respect to the Company is pending or, to the Knowledge of the Company, threatened, other than those the outcome of which would not, individually or in the aggregate, have a Material Adverse Effect on the Company. To the Knowledge of the Company, no other party to any Material Contract is in material breach of the terms, provisions or conditions of such Material Contract.

          3.19 Title to Assets. Except for Permitted Encumbrances, the Company has good, marketable, and Defensible Title to all of its assets.

          3.20 Financial and Commodity Hedging. The Company has no currently outstanding financial hedging positions (including fixed price controls, collars, swaps, caps, hedges or puts).

          3.21 Environmental Matters. As of the date of this Agreement, and except as set forth in Schedule 3.21:

               (a) To the Knowledge of the Company, the operations of the Company are in material compliance with all applicable Environmental Laws in the respective jurisdictions in which it operates;

               (b) To the Knowledge of the Company, the Company has obtained and are in material compliance with all applicable environmental permits in the respective jurisdictions in which each operates for the continued operations of their respective businesses;

               (c) The Company is not subject to any outstanding written orders from any governmental entity or other person respecting Environmental Laws;

               (d) The Company has not received any written communication alleging, with respect to any such party, the violation of or liability under any Environmental Law;

               (e) To the Knowledge of the Company, there are no significant upgrades or repairs that are or will be required to be made by the Company to achieve or maintain compliance with Environmental Law.

          3.22 Taxes. The Company has timely filed (taking into account any extensions) all federal, foreign, state, county and local sales, revenue, income, excise, property and other tax returns related to Taxes which are required to be filed by it (“Tax Returns”) required on or before the date of this Agreement and has timely paid or deposited all Taxes and estimated Taxes which are required to be paid or deposited on or before such date. Each of the Tax Returns filed by the Company is accurate and complete in all material respects and has been completed in all material respects in accordance with applicable laws, regulations and rules. The Company Balance Sheet reflects an adequate reserve for all Taxes for which the Company may be liable for all taxable periods and portions thereof through the date thereof. The Company has not waived any statute of limitations with respect to any Taxes of the Company. No material deficiencies for any Taxes have been proposed, asserted or assessed against the Companies, no requests for waivers of the time to assess any such Taxes have been granted or are pending, and there are no Tax Liens upon any assets of the Company (except for liens for ad valorem Taxes not yet delinquent and other Taxes not yet due and payable). There are no current examinations of any Tax Return of the Company being conducted by any governmental authority and there are no settlements of any prior examinations which could reasonably be expected to adversely affect any taxable period for which the statute of limitations has not run. Neither Company is a party to a Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, Tax partnership agreement or similar agreement or arrangement. The Company has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and has in all respects timely withheld from employee wages and paid over such taxes to the appropriate governmental authority.

          3.23 Insurance. Schedule 3.23 sets forth a list and brief description of all policies of insurance maintained, owned or held by the Company on the date of this Agreement with respect to the Operations. The Company has insurance relating to the Operations and covering such risks, and in such amounts, as the Company deems reasonably prudent. The Company shall keep or cause such insurance or comparable insurance to be kept in full force and effect through the Closing Date. The Company has complied in all material respects with each of such insurance policies and have not failed to give any notice or present any claim thereunder in a due and timely manner.

          3.24 Brokers. None of the Sellers nor the Company has any obligation or liability to pay any fees or commission to any broker, finder, agent or similar Person, with respect to the transactions contemplated by this Agreement.

          3.25 Bank Accounts. All bank or other financial institution accounts of the Company are described in Schedule 3.26, and such Schedule also lists all Persons with check writing authority on behalf of the Company.

          3.26 Related Party Transactions. Except as listed in Schedule 3.26, there are no currently existing business arrangements, other than employment, between the Company and any of the officers, or directors of the relevant Company, or any of their respective Affiliates and there are no continuing obligations owing from the Company to any third Person created by any of the officers, or directors of the Company or any of their Affiliates. None of the officers or directors of the Company, or any of their respective Affiliates owns any material asset, tangible or intangible, which is used in the operation of the business of the Company.

          3.27 Real Properties.

          (a) Schedule 3.27 lists all real property owned, leased, or occupied by the Company (the “Real Property”), including the legal description of all land, and all encumbrances thereon, and sets forth a description of all plants, buildings, or other structures located thereon. The Company is legally authorized to use and occupy the Real Property and improvements located thereon, and the business activities of the Company thereon are, in all material respects, consistent with and permitted under, and not in default of, applicable zoning ordinances, restrictive covenants, or other restrictions. To the Knowledge of the Company, there is not:

(i)	any claim of adverse possession or prescriptive rights involving any of the Real Property;

(ii)	any structure located on any Real Property which encroaches on or over the boundaries of neighboring or adjacent properties; or

(iii)	any structure of any other Person which encroaches on or over the boundaries of any of such Real Property.

To the knowledge of the Company, no public improvements have been commenced and none are planned which in either case may result in special assessments against or otherwise materially adversely affect any Real Property. To the Knowledge of the Company, there are no:

(i)	proposed increases in assessed valuations of any Real Property;

(ii)	orders requiring repair, alteration or correction of any existing condition affecting any Real Property or the systems or improvements thereto;

(iii)	conditions or defects which could give rise to an order of the sort referred to in clause (ii) above;

(iv)	pending or proposed modifications of zoning or similar laws affecting the Real Property; or

(v)	structural, mechanical, or other defects of material significance affecting any of the Real Property.

          (b) No Condemnation or Expropriation. Neither the whole nor any portion of the Real Property is subject to any order to be sold or is being condemned, expropriated or otherwise taken by any governmental authority with or without payment of compensation therefor, nor to the Knowledge of the Company has any such condemnation, expropriation or taking been proposed.

          (c) Utilities. All utilities, including telephone, sewer and water, electricity and gas necessary for the use of the Real Property, as currently used by the Companies, are available, connected and operational.

          3.28 Prospects: Outstanding Commitments: Customers and Suppliers. The Company has no Knowledge of, nor have any of them been informed of, any existing or anticipated changes in the policies of the customers, suppliers or others with whom the Companies transacts business that could affect the availability of materials, or supplies, in any material respect, or of any legislation or regulation, that will have a Material Adverse Effect on the Companies. As of the date of this Agreement, the Companies have no Knowledge of any proposed or contemplated changes in the employment status of any members of management or key employees of the Companies.

          3.29 Minute Books. The minute books of the Company, as previously made available to Buyer, contain complete and accurate records of all meetings and accurately reflect all other corporate action of the shareholders and board of directors of the relevant Company. The stock certificate books and stock transfer ledgers of the Company are true and complete.

          3.30 Employees: Labor and Employment Matters, Except as set forth in Schedule 3.30, there are no (i) collective bargaining agreements or other labor agreements relating to the the Companies covering any employee to which the the Company is a party or by which it is bound, or covering any employee of either Company to which either Company is a party or by which it is bound; (ii) unfair labor practice complaints against any of the Companies with respect to any employees, pending (or, to the Knowledge of the Company, threatened) before any governmental authority with respect to the operation of either Company; (iii) pending or threatened labor strikes or other material labor troubles affecting either Company or the Operations; (iv) material labor grievances with respect to any employee pending against either Company; (v) claims made or, to Knowledge of the Company, threatened by employees or former employees of either Company related to work-related injuries, termination benefits, unemployment, or similar labor claims.

          3.31 Employees. The Companies have provided Buyer with all requested employee information, including salaries, bonuses and other employee benefits for certain key personnel of the Companies. All salaries, bonuses and other employee benefits of all personnel, plus a job description of each such employee are listed on Schedule 3.31.

          3.32 Bankruptcy. The Companies are not insolvent and have not made an assignment in favor of creditors or a proposal in bankruptcy to creditors or any class thereof, and no petition for a receiving order have been presented in respect of it. The Companies have not initiated proceedings with respect to a compromise or arrangement with its creditors or for its winding up, liquidation or dissolution. No receiver or interim receiver, or liquidator has been appointed in respect of the Companies or any of its assets, and no execution or distress has been levied on any of the assets, nor have proceedings been commenced in connection with any of the foregoing.

          3.33 Accounts Receivable. The accounts receivable reflected in the Financial Statements have been incurred in the ordinary course of business and represents charges for work performed under contracts legal under the laws of the jurisdictions in which the transaction occurred. The reserve for such accounts receivable as of the Company Balance Sheet Date is adequate based on historic operational experience of the Companies and other current information known to the Companies.

          3.34 Inventories. All inventories reflected in the Financial Statements of the Company are owned by the Companies free and clear of any Lien, are usable in the ordinary course of business and are adequate for the operations of the Companies in the ordinary course of business.

          3.32 Absence of Certain Business Practices. Neither Company nor any officer, employee or agent of the Companies has, directly or indirectly, within the past five years, given or agreed to give any gift or similar benefit to any customer, supplier, government employee or other Person who is or may be in a position to help or hinder the business of the Companies (or to assist the Companies in connection with any actual or proposed transaction) which (i) might subject the relevant Company to any damage or penalty in any civil, criminal, or governmental litigation or proceeding, (ii) if not given in the past, might have had a Material Adverse Effect on the assets, business, or operations of the relevant Company as reflected in the Financial Statements, or (iii) if not continued in the future, might materially adversely effect the assets, business operations or prospects of the relevant Company or which might subject the relevant Company to suit or penalty in a private or governmental litigation or proceeding. The Company has not violated the Foreign Corrupt Practices Act

          3.33 Restrictive Business Agreements. Except as disclosed in Schedule 3.33, the Company is not a party to or bound or affected by any commitment, agreement or document containing any covenant expressly limiting the freedom of the Company (a) to compete in any business or undertaking similar to the Operations, including, without limitation, in any country in North America; or (b) to transfer or move any of the assets or the Operations.

          3.34 Affiliate Agreements. Schedule 3.34 sets forth all agreements between the Companies on the one hand and each of their Affiliates on the other hand.

          3.35 Investment and Foreign Exchange Registration. The Company or each Seller has made all registrations in relation to the investment in the Company and filed all notices and secured any consents from any person or governmental authority necessary for the transfer of moneys made in any foreign country. A list of such registrations or consents is set forth in Schedule 3.35

          3.36 No Joint Venture Interests, etc. Except as disclosed in Schedule 3.36, the Company is not a partner, beneficiary, trustee, co-tenant, joint venturer or otherwise a participant in any partnership, trust, joint venture, co-tenancy or other similar jointly owned business undertaking and the Company has no other investment interests in any business owned or controlled by any third party.

          3.37 Absence of Guarantees. Except as set forth in Schedule 3.37, the Company has not given or agreed to give, or is a party or bound by, any guarantee or indemnity in respect of indebtedness, or other obligations, of any Person other than itself, or any other commitment by which the Company is. contingently or otherwise, responsible for such indebtedness or other obligations of any Person other than itself.

          3.38 Government Grants. Except as provided in Schedule 3.37, there are no contracts or agreements relating to grants or other forms of assistance including, without limitation, loans with interest at below market rates, received by the Company in relation to the Company from any government, governmental department, agency, commission, board, bureau or instrumentality, domestic or foreign.

          3.39 Completeness of Disclosure. No statement of material fact by the Company contained in this Agreement and no written statement of material fact furnished or to be furnished by the Company to Buyer pursuant to or in connection with this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein contained not misleading.

Disclosure of any fact in any provision of this Agreement or in any Schedule to which reference is made herein shall constitute disclosure thereof for the purposes of all other provisions and Schedules.

Promptly after each Seller or the Company becomes aware of the same, each Seller shall supplement or amend the disclosure Schedules delivered by it or the Company in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known by it at the date of this Agreement, would have been required to be set forth or described in the relevant Schedule or which is necessary to correct any information in such Schedule that has been rendered inaccurate in any materials respect thereby, and shall provide prompt written notice to the Buyer regarding the same.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BUYER

          Buyer represents and warrants to the Companies and Seller as follows:

          4.1 Organization; Standing and Power. Buyer is a corporation duly organized, validly existing and in good standing under laws of the State of Colorado, and is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified to do business or in good standing (individually or in the aggregate) would not have, or would not reasonably be likely to have, a Material Adverse Effect on Buyer. Buyer has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted.

          4.2 Authorization; Enforceability. Buyer has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized by all requisite corporate action on the part of the Buyer. This Agreement has been duly and validly executed and delivered by each Seller, and constitutes a valid and binding agreement of the Buyer.

          4.3 Absence of Conflicting Agreements. Neither the execution, delivery, or performance of this Agreement by Buyer, nor the consummation of the transactions contemplated hereby does or will, after the giving of notice, or the lapse of time or both, or otherwise:

               (a) subject to receipt of any necessary third party consents, conflict with, result in a breach of, constitute a default, or give rise to a right of termination under the Buyer Charter Documents, any federal state, or local law, statute, ordinance, rule, or regulation applicable to Buyer, or any court or administrative order or process, or any contract, agreement, arrangement, commitment, or plan to which Buyer is a party or by Buyer is bound;

               (b) result in the creation of any Lien upon the assets, business, and properties of Buyer;

               (c) subject to receipt of any necessary third party consents, terminate, amend, or modify, or give any party the right to terminate, amend, modify, abandon, or refuse to perform any contract, agreement, arrangement, commitment, or plan to which Buyer is a party or by which it is bound;

               (d) accelerate or modify, or give any party the right to accelerate or modify, the time within which, or the terms under which, any duties or obligations are to be performed, or any rights or benefits are to be received, under any contract, agreement, arrangement, commitment, or plan to which Buyer is a party or by which it is bound; or

               (e) to the Knowledge of Buyer, require the consent, waiver, approval, permit, license, clearance or authorization of, or any declaration or ttiling with, any court or public agency or other authority.

          4.4 Absence of Material Adverse Effect. Since the Buyer Balance Sheet Date, there has been no Material Adverse Effect on the business, assets, operations or condition, financial or otherwise, of Buyer.

          4.4 No Default. Buyer is not in default, breach or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) the Buyer Charter Documents; (ii) any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which Buyer is now a party or by which Buyer or any of its properties, business or assets is bound; or (iii) any order, writ, injunction, decree, statute, rule or regulation applicable to Buyer, except in the case of clauses (ii) and (iii) for defaults or violations which in the aggregate would not have a Material Adverse Effect on Buyer.

          4.5 No Undisclosed Liabilities. Buyer has no debt, liability or obligation of any kind, whether accrued, absolute, contingent, inchoate, determined, determinable or otherwise (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against Buyer giving rise to any such debt, liability or obligation), except for (i) liabilities or obligations which, individually or in the aggregate would not have a Material Adverse Effect on Buyer; (ii) liabilities or obligations under this Agreement or incurred in connection with the transactions contemplated hereby; or (iii) liabilities or obligations disclosed or provided for in the Buyer Balance Sheet.

          4.6 No Litigation. There is no suit, action, proceeding or investigation presently pending or, to the Knowledge of Buyer, threatened against or affecting Buyer or any of its subsidiaries that has had or could reasonably be expected to have a Material Adverse Effect on Buyer or prevent, hinder or materially delay the ability of Buyer to consummate the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any governmental authority or arbitrator outstanding against Buyer or any of its subsidiaries which has had, or which, insofar as reasonably can be foreseen, in the future could have, any such effect.

          4.7 Financing. Buyer has or will have at Closing sufficient funds available to pay each Seller at the Closing Date the cash portion of the Purchase Consideration and to perform all of its other obligations under this Agreement.

          4.8 Completeness of Disclosure. No statement of material fact by Buyer contained in this Agreement and no written statement of material fact furnished or to be furnished by Buyer to Seller pursuant to or in connection with this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein contained not misleading.

ARTICLE 5
COVENANTS RELATING TO CONDUCT OF BUSINESS
AND ADDITIONAL AGREEMENTS

          5.1 Conduct of Business of the Company.

               (a) Ordinary Course. During the period from the date of this Agreement to the Closing Date (except as otherwise specifically contemplated by the terms of this Agreement), the Company shall, and Seller shall cause the Company to, carry on its businesses in the usual, regular, and ordinary course in substantially the same manner as conducted at the date hereof, and, to the extent consistent therewith, use all reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers, licensors, licensees, distributors, and others having business dealings with the Company, in each case consistent with past practice, to the end that their goodwill and ongoing businesses shall be unimpaired to the fullest extent possible at the Closing Date. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement, prior to the Closing Date the Companies will not, and Seller will not, without the prior written consent of Buyer, permit or allow the Company to:

(i)

(A) declare, set aside, or pay any dividends on, or make any other distributions (other than distributions to each Seller for amounts not exceeding their respective income tax liabilities) in respect of, any of its capital stock, (B) split, combine, or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (C) purchase, redeem, or otherwise acquire any shares of capital stock of the Company or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

(ii)	issue, deliver, sell, pledge, dispose of, or otherwise encumber any of its capital stock or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock;

(iii)	amend the Company Charter Document;

(iv)

acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial portion of the stock, or other ownership interests in, or assets of, or by any other manner, any business or any corporation, partnership, association, joint venture, limited liability company, or other entity or division thereof, or (B) any assets that would be material, individually or in the aggregate, to the Company, except purchases of supplies and inventory in the ordinary course of business consistent with past practice;

(v)

sell, lease, mortgage, pledge, grant a Lien on, or otherwise encumber or dispose of any of its properties or assets, except (A) in the ordinary course of business consistent with past practice or (B) other transactions involving not in excess of $20,000.00 in the aggregate;

(vi)

(A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for (1) working capital borrowings under revolving credit facilities incurred in the ordinary course of business, and (2) indebtedness incurred to refund, refinance, or replace indebtedness for borrowed money outstanding on the date hereof, or (B) make any loans, advances or capital contributions to, or investments in, any other person, other than employees of the Company in the ordinary course of business consistent with past practice;

(vii)	make or incur capital expenditures in the aggregate in excess of $20,000;

(viii)	make any material election relating to Taxes or settle or compromise any material Tax liability;

(ix)	pay, discharge, or satisfy any claims, liabilities, or obligations (absolute, accrued, asserted or unasserted, contingent, or otherwise), other than the payment, discharge, or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms of liabilities reflected or reserved against in, or contemplated by, the Company Balance Sheet;

(x)	waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company is a party;

(xi)	adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization, or reorganization;

(xii)	change any accounting principle used by it;

(xiii)	settle or compromise any litigation (whether or not commenced prior to the date of this Agreement) other than settlements or compromises of litigation where the amount paid in settlement or compromise does not exceed $10,000.00;

(xiv)	(A) enter into any new, or amend any existing, severance agreement or arrangement, deferred compensation arrangement or employment agreement with any officer, director, or employee, except that, the Company may hire additional employees to the extent deemed by its management to be in the best interests of the Company; provided, that the Company may not enter into any employment or severance agreement or any deferred compensation arrangement with any such additional employees; (B) adopt any new incentive, retirement or welfare benefit arrangements, plans or programs for the benefit of current, former or retired employees or amend any existing Company benefit plan (other than amendments required by law); (C) grant any increases in employee compensation, other than in the ordinary course or pursuant to promotions, in each case consistent with past practice (which shall include normal individual periodic performance reviews and related compensation and benefit increases and bonus pa yments consistent with past practices); or (D) grant any stock options or stock awards; or

(xv)	authorize any of, or commit or agree to take any of, the foregoing actions.

                      (b) Other Actions. During the period from the date of this Agreement to the Closing Date, neither the Company nor each Seller shall take any action that would, or that could reasonably be expected to, result in any of the representations and warranties of the Company and Seller set forth in this Agreement becoming untrue in any material respect.

          5.2 Access to Information.

               (a) Subject to the terms of the Section 5.2(b), during the period from the date hereof to the Closing Date:

               (i) The Company and Sellers shall, and shall cause each of their respective officers, employees, counsel, financial advisors and other representatives to, afford to Buyer, and to Buyer’s accountants, counsel, financial advisors and other representatives, reasonable access to the Company’s properties, books, contracts, commitments and records for the purpose of conducting such inspections, evaluations and assessments, as Buyer deems appropriate, and, during such period, the Company and Seller shall, and shall cause each of their respective officers, employees, counsel, financial advisors and other representatives to, furnish promptly to Buyer, all other information concerning its business, properties, financial condition, operations and personnel as Buyer may from time to time reasonably request so as to afford Buyer a reasonable opportunity to make at its sole cost and expense such review, examination and investigation of the relevant Company as Buyer may reasonably desire to make. The Company and Seller agree to advise Buyer of all material developments with respect to the Company and its assets and liabilities.

          (ii) The Company and Seller shall notify Buyer promptly of any notices from or investigations by governmental authority relating to the relevant Company’s business or assets or the consummation of the Purchase. Buyer shall notify the Company and Seller promptly of any notices from or investigations by governmental authority that could materially affect Buyer’s consummation of the Purchase.

               (b) Except as required by law, the Company, Seller, and Buyer shall, and shall cause their respective directors, officers, employees, accountants, counsel, financial advisors, and representatives and affiliates to: (i) hold in confidence, unless compelled to disclose by judicial or administrative process, or, in the opinion of its counsel, by other requirements of law, all nonpublic information concerning the other party furnished in connection with the transactions contemplated by this Agreement until such time as such information becomes publicly available (otherwise than through the wrongful act of such Person), (ii) not release or disclose such information to any other Person, except in connection with this Agreement to its auditors, attorneys, financial advisors, other consultants and advisors, and (iii) not use such information for any competitive or other purpose other than with respect to its consideration and evaluation of the transactions contemplated by this Agreement. Any investigation by any party of the assets and business of the other party and its subsidiaries shall not affect any representations and warranties hereunder, any conditions to the obligations of either party or either party’s right to terminate this Agreement as provided in Article 7.

               (c) In the event of the termination of this Agreement, each party promptly will deliver to the other party (and destroy all electronic data reflecting the same) all documents, work papers and other material (and any reproductions or extracts thereof and any notes or summaries thereto) obtained by such party or on its behalf from such other party or its subsidiaries as a result of this Agreement or in connection therewith so obtained before or after the execution hereof.

          5.3 Reasonable Efforts: Notification.

               (a) Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, except to the extent otherwise provided in this Section 5.3, each of the parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Purchase, and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or non-actions, waivers, consents and approvals from governmental authority and the making of all necessary registrations and filings and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any governmental authority, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other governmental authority vacated or reversed, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement; provided, however, that neither the Company nor Buyer shall be under any obligation to take any action to the extent that the Board of Directors of such party shall conclude in good faith, after consultation with and based upon the written advice of their respective outside legal counsel (which advice in each case need not constitute an opinion), that such action would cause a breach of that Board of Directors’ fiduciary obligations under applicable law.

               (b) Notification. The Company and Seller shall give prompt notice to Buyer, and Buyer shall give prompt notice to the Company, when (i) any representation or warranty made by either under the terms of this Agreement becomes untrue or inaccurate in any material respect or (ii) Seller, Company or Buyer, as the case may be, fails to comply with or satisfy in any material respect any covenant, condition, or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations or warranties or covenants or agreements of the parties or the conditions to the obligations of the parties hereunder.

          5.4 Fees and Expenses. Except as provided in Section 8.2, all fees and expenses incurred in connection with the Purchase, this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Purchase is consummated.

          5.5 Public Announcements, The Companies, Seller, and Buyer, will consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except that each party may respond to questions from shareholders or holders of ownership interests in the Company or the Buyer.

          5.6 Agreement to Defend. In the event any claim, action, suit, investigation, or other proceeding by any governmental authority or other person or other legal administrative proceeding is commenced that questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, the parties hereto agree to cooperate and use their reasonable efforts to defend against and respond thereto.

ARTICLE 6
CONDITIONS PRECEDENT

          6.1 Conditions to Each Party’s Obligation to Effect the Purchase. The respective obligations of each party to effect the Purchase are subject to the satisfaction of the requirement that the parties shall have arranged for the filing of all authorizations, consents, orders or approvals of, or declarations or filings with, or terminations or expirations of waiting periods imposed by, any governmental authority necessary for the consummation of the transactions contemplated by this Agreement.

          6.2 Conditions to Obligations of Buyer. The obligations of Buyer to effect the Purchase are subject to the satisfaction of the following conditions, any or all of which may be waived in whole or in part by Buyer:

               (a) Obligations. The Companies and Seller shall have performed in all material respects all obligations to be performed by them under this Agreement at or prior to the Closing Date.

               (b) Representations and Warranties. All of the representations and warranties of the Company contained in this Agreement (considered collectively) and each of the representations and warranties of the Company contained in this Agreement (considered individually) shall be true and correct in all material respects (disregarding for these purposes any exceptions or supplemental disclosures contained in the certificates delivered to Buyer pursuant to Section 2.5(a) and disregarding any materiality qualifications contained therein) as of the date of this Agreement and as of the Closing Date as if made on and as of such date; provided, that such representations and warranties that are by their express provisions made as of a specific date need be true and correct only as of such specific date.

               (c) Third Party Consents. All required authorizations, consents or approvals of any third party, the failure of which to obtain would have a Material Adverse Effect on Buyer, assuming the Purchase had taken place, shall have been obtained.

               (d) Material Adverse Change. There shall not have occurred a Material Adverse Change to the Company.

               (e) Absence of Proceedings. No claim, suit, action, or other proceeding shall be pending or threatened before or by any court, governmental authority, arbitrator or other Person against any of the parties to this Agreement (i) with respect to the transactions contemplated by this Agreement with the object of challenging or preventing the Closing, and no other proceedings shall be pending with such object or to collect damages from Buyer on account thereof, (ii) which would materially and adversely affect the Company Shares or the assets, property, operations, result of operations, financial condition, or prospects of the Company, and (iii) there shall not have been made or threatened by any Person any claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of, or any other voting, equity or ownership interest in, the Company, or (b) is entitled to all or any portion of the Purchase Consideration payable for the Company Shares.

               (f) Deliveries at Closing. Seller shall have delivered, or caused to be delivered, to Buyer, the documents, properly executed and dated as of the Closing Date, required by Section 2.5(a).

               (g) Additional Documents. Buyer shall have been furnished with such certificates, documents and opinions as they may reasonably request.

          6.3 Condition to Obligations of the Company and Seller. The obligations of each Seller to effect the Purchase is subject to satisfaction of the following conditions, any or all of which may be waived in whole or in part by each Seller:

               (a) Obligations. Buyer shall have performed in all material respects all obligations to be performed by it under this Agreement at or prior to the Closing Date.

               (b) Representations and Warranties. All of the representations and warranties of Buyer contained in this Agreement (considered collectively) and each of the representations and warranties of Buyer contained in this Agreement (considered individually) shall be true and correct in all material respects (disregarding for these purposes any materiality qualifications contained therein) as of the date of this Agreement and as of the Closing Date as if made on and as of such date; provided, that such representations and warranties that are by their express provisions made as of a specific date need be true and correct only as of such specific date.

               (c) Material Adverse Change. There shall not have occurred a Material Adverse Change to Buyer.

               (d) Absence of Proceedings. No claim, suit, action or other proceeding shall be pending or threatened before or by any court, governmental authority, arbitrator or other Person against any of the parties to this Agreement with respect to the transactions contemplated by this Agreement with the object of challenging or preventing the Closing, and no other proceedings shall be pending with such object or to collect damages from Seller on account thereof.

               (e) Deliveries at Closing. Buyer shall have delivered, or caused to be delivered, to Seller, the documents, properly executed and dated as of the Closing Date, required by Section 2.5(b).

               (f) Seller shall have been furnished with such certificates, documents and opinions as it may reasonably request.

ARTICLE 7
TERMINATION, AMENDMENT AND WAIVER

          7.1 Termination. This Agreement may be terminated at any time prior to all promissory notes being paid in full, stock transferred, and all other funds (working capital) being transferred into Intecon working accounts by certified funds:

               (a) by mutual written consent of Buyer and Seller;

               (b) without liability on the part of any party hereto (unless occasioned by reason of failure of one of the parties hereto to perform its obligations or a default of its representations and warranties hereunder), by either Buyer or Seller, if the transactions contemplated hereby are not consummated on or before the Closing Date;

               (c) by Buyer, if Seller or the Companies materially breach or default in the performance of any of their representations, warranties, covenants, or obligations hereunder, and either (i) such breach or default in performance shall not have been cured or waived within ten (10) days after written notice thereof from Buyer to Seller; or (ii) Seller shall not have provided reasonable assurance satisfactory to Buyer that such breach or default will be cured on or before the Closing Date;

               (d) by Seller, if Buyer shall materially breach or default in performance of any of its representations, warranties, covenants, or obligations hereunder, and either (i) such breach or default in performance shall not have been cured or waived within ten (10) days after notice thereof from Seller to Buyer; or (ii) Buyer shall not have provided reasonable assurance satisfactory to Seller that such breach or default will be cured on or before the Closing Date;

               (e) by Buyer, if any of the conditions set forth in Section 6.1 or Section 6.2 shall not have been fulfilled by the Closing Date in any material respect or if satisfaction of such condition is or becomes impossible (unless the failure to fulfill such conditions results primarily from Buyer’s breach of any representation or warranty or failing to perform any covenant or agreement contained in this Agreement) and Buyer has not waived such condition on or prior to the Closing;

               (f) by Seller, if any of the conditions set forth in Section 6.1 or Section 6.3 shall not have been fulfilled by the Closing Date in any material respect or if satisfaction of such condition is or becomes impossible (unless the failure to fulfill such conditions results primarily from the breach by the Companies or Seller themselves of any representation or warranty or failing to perform any covenant or agreement contained in this Agreement) and Seller have not waived such condition on or prior to the Closing.

               (g) by Seller, if any promissory note is not paid in full by certified funds within sixty (60) days from Closing date.

          7.2 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 7.1, an amendment of this Agreement pursuant to Section 7.4 or an extension or waiver pursuant to Section 7.5 shall, in order to be effective, require action by its governing body, or the duly authorized designee of that governing body, of Seller, Buyer and the Company.

          7.3 Effect of Termination. In the event of termination of this Agreement by either Seller or Buyer as provided in Section 7.1. this Agreement shall forthwith become void and have no effect, without any further liability or obligation on the part of Seller, the Companies or Buyer, or any director, officer, employee, or shareholder thereof, other than the confidentiality provisions of Sections 5.2(b) and the provisions of Article 11; provided, however, that any such termination shall not limit or relieve a party’s liability or obligation for damages suffered by the other party hereto as a result of such party’s breach of any representation, warranty or covenant in this Agreement.

          7.4 Amendment. This Agreement may not be amended except by an instrument in writing signed by or on behalf of each of the parties.

          7.5 Extension; Waiver. At any time on or prior to the Closing Date, the parties may (a) extend the time for the performance of any of the obligations or the other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by or on behalf of such party. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision or breach of this Agreement, whether or not similar, unless otherwise expressly provided. The failure of any party to this Agreement to assert any of his or its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE 8
NO NEGOTIATION

          Provided that Buyer is not in default hereunder, from the date of this Agreement until the earlier date of the Closing or the termination of this Agreement pursuant to Section 7.1, Seller will not, and will cause the Companies and its officers, directors, employees, agents, Affiliates and other representatives not to, directly or indirectly, solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Buyer) relating to any transaction involving the sale of the business or all or substantially all of the assets of the Company, or any of the capital stock of the Company, or any merger, consolidation, business combination, or similar transaction involving the Company.

ARTICLE 9
TAX MATTERS

          The following provisions shall govern the allocation of responsibility as between Buyer, on the one hand, and the Company, on the other hand, for certain Tax matters following the Closing Date:

          9.1 Tax Periods Ending on or Before the Closing Date. The Company shall prepare or cause to be prepared and file or cause to be filed all tax returns, reports and other informational statements and documentation for the Company for all periods ending on or prior to the Closing Date, which are required to be filed on, before or after the Closing Date. Seller shall permit Buyer (with respect to Tax Returns filed after the date hereof and before the Closing Date) or Buyer and the Company shall permit Seller (with respect to Tax Returns filed after the Closing Date) to review and comment on each such Tax Return described in the preceding sentence prior to filing. The Buyer shall pay or cause to be paid any Taxes owed by the Company for all periods ending on or before the Closing Date, whether or not such Taxes are shown as owed on the appropriate Tax Returns.

          9.2 Tax Periods Beginning Before and Ending After the Closing Date. Buyer shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Company for Tax periods ending fiscal year 2007. Buyer shall permit Seller to review and comment on each such Tax Return.

          9.3 Cooperation on Tax Matters.

               (a) Buyer, the Company, and Seller shall reasonably cooperate, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Article 9 and any audit, litigation or other proceeding with respect to Taxes for which the other party shall have liability therefore under this Agreement. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees reasonably available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company shall retain all books and records with respect to Tax matters pertinent to the Company relating to any Tax period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Seller, any extensions thereof) of the respective Tax periods, and to abide by all record retention agreements entered into with any taxing authority.

               (b) Buyer, the Company and Seller further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).

               (c) Buyer, the Company and Seller further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to tax laws of the United States, foreign country or any other jurisdiction.

          9.4 Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes incurred in connection with this Agreement shall be paid by Buyer when due, and Buyer will, at their own expense, file all necessary Tax returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, Buyer will join in the execution of any such Tax Returns and other documentation.

ARTICLE 10
SPECIAL PROVISIONS REGARDING THE ACQUISITION

          10.1 Management. It is the intention of the parties hereto, that the Company shall be run by its current management, subject to oversight by the Buyer’s Board of Directors and CEO. To that end, the parties agree as follows:

a. The Management of the Company shall sign two year employment agreements insuring their employment. Compensation for the Management for the first six months will remain the same as of the date of the Closing and be subject to adjustments thereafter as determined by the Company, hut not less than the starting salary unless agreed to in writing with the Management member affected. Ail benefits inuring to the Management shall remain the same as of the date of the Closing, and Management shall be entitled to participate in all benefit programs offered by the Buyer to its senior executives, including but not limited to all stock option grants.

b. Management will continue to control the board of directors of Intecon, with the Buyer placing one member on its board. All officers of the Company shall remain the same.

c. All bank accounts of the Company shall remain under the control of Management subject to financial reporting to the Buyer. An agreed administrative charge will be made to the Company from Buyer, which shall be based upon a percentage of gross revenues not to exceed 10%.

          10.2 Bankruptcy It is agreed by the Parties hereto, if Buyer shall enter into bankruptcy, assignment for the benefit of creditors or cease to continue operations, for any reason, the shareholders and Management of the Company shall have an election for six months for that event to exchange the shares received in the Buyer for a return of 100% of the the Company’s stock exchanged at the Closing.

ARTICLE 11
GENERAL PROVISIONS

          11.1 Survival of Representations and Warranties. All of the representations and warranties of the parties hereto contained in this Agreement shall survive the Closing and shall continue in full force and effect.

          11.2 Survival of Covenants and Agreements. The respective covenants and agreements of the parties contained in this Agreement shall survive the Closing. Any claims as to a breach of a covenant or agreement must be asserted in writing with reasonable particularity by the party making such claim.

          11.3 Interpretation. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The words “hereof,” “herein” and “hereunder” and similar terms refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context otherwise requires. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” arc used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

          11.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

          11.5 Entire Agreement; No Third-Party Beneficiaries. The Confidentiality Agreement and this Agreement (including the Exhibits and Schedules hereto and the documents and instruments referred to herein) (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (b) are not intended to confer upon any Person other than the parties any rights or remedies hereunder.

          11.6 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the state of Nevada.

          11.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any ofthe parties without the prior written consent of the other parties, except that Buyer may assign its rights to purchase the Company Shares, but not any of its obligations under this Agreement, to one of its Affiliates. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

          11.8 Submission to Jurisdiction. Each party hereto hereby agrees that any suit, action or proceeding with respect to this Agreement may be brought in the courts of the State of Nevada; and each party hereto hereby irrevocably submits to the jurisdiction of such courts and all appellate courts thereof for the purpose of any such suit, action, proceeding or judgment.

          11.9 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

          11.10 Performance by Company. Seller hereby agrees to cause the Company to comply with its obligations under this Agreement.

          11.11 Severability. If any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

          11.12 Notices. All notices, requests, demands, claims and other communications required or permitted to be given hereunder shall be in writing and shall be given by (a) personal delivery (effective upon delivery), (b) facsimile (effective on the next day after transmission), or (c) recognized overnight delivery service (effective on the next day after delivery to the service), in each case addressed to the intended recipient as set forth below:

If to Buyer:

National Automation Services Inc.

Attention: Robert Chance Facsimile:

If to Sellers: The addresses listed on Exhibit

If to the Company:
Intecon Inc.

Attention:

               Facsimile:

Any party may change his or its address for receiving notices by giving written notice of such change to the other parties in accordance with this Section 11.12

          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

BUYER: NATIONAL AUTOMATION SERVICES INC:

By:	Robert Chance

Name:

Title:	CEO

SELLER:

By:

Name:	FRANK BROWN

Title:	VP ENGINEERING

SELLER:

By:

Name:	David Marlow

Title:	VP Sales

SELLER:

By:

Name:	BRANDON A. SPIKER

Title:	PRESIDENT

THE COMPANY

By

Name:	BRANDON A. SPIKER

Title:	PRESIDENT

Promissory Note Marlow final

PROMISSORY NOTE

Dated: December 26, 2007

Sixty (60) days after date, National Automation Services, Inc., (hereinafter referred to as Maker whether one or more entities) promises to pay unto David Marlow, (hereinafter referred to as Holder whether one or more entities) the sum of Ninety Thousand Dollars, ($90,000.00), together with interest at the rate of 8% per annum.

proceeds of each payment shall be applied first to interest with the balance to principal. Interest shall accrue from and after the date of this note.

Maker reserves the right to pay any or all of the unpaid principal balance and accrued interest in advance without any penalty whatsoever.

If any interest payment is not paid when due, the amount of such unpaid interest shall become a part of and shall be added to the principal sum due hereunder and shall draw like interest as the principal.

In case payment shall not be made at maturity, and if placed with an attorney or any collector for collection, the Maker promises to pay a reasonable collection fee.

The Maker, endorsers, sureties, guarantors and assigns of this note severally waive demand, presentment for payment, protest and notice of protest and non-payment, and agree and consent that, after maturity, the time for its payment may be extended from time to time by agreement between the Holder and any of them, without notice, and that after such extension or extensions the liability of all parties shall remain as if no extension had been had.

National Automation Services, Inc.,

Bob Chance CEO

Promissory Note Spiker final

PROMISSORY NOTE

Dated: December 21, 2007

Sixty (60) days after date, National Automation services, Inc., (hereinafter referred to as Maker whether one or more entities) promises to pay unto Brandon Spiker, (hereinafter referred to as Holder whether one or more entities) the sum of One Hundred and Twenty Thousand Dollars, ($120,000.00), together with interest at the rate of 8% per annum.

Proceeds of each payment shall be applied first to interest with the balance to principal. Interest shall accrue from and after the date of this note.

Maker reserves the right to pay any or all of the unpaid principal balance and accrued interest in advance without any penalty whatsoever.

If any interest payment is not paid when due, the amount of such unpaid interest shall become a part of and shall be added to the principal sum due hereunder and shall draw like interest as the principal.

In case payment shall not be made at maturity, and if placed with an attorney or any collector for collection, the Maker promises to pay a reasonable collection fee.

The Maker, endorsers, sureties, guarantors and assigns of this note severally waive demand, presentment for payment, protest and notice of protest and non-payment, and agree and consent that, after maturity, the time for its payment may be extended from time to time by agreement between the Holder and any of them, without notice, and that after such extension or extensions the liability of all parties shall remain as if no extension had been

National Automation services, Inc.,

Bob Chance CEO

Promissory Note Brown wpd final

PROMISSORY NOTE

Dated: December 21, 2007

Sixty (60) days after date, National Automation Services, Inc., (hereinafter referred to as Maker whether one or more entities) promises to pay unto Frank Brown (hereinafter referred to as Holder whether one or more entities) the sum of Ninety Thousand Dollars, ($90,000.00), together with interest at the rate of 8% per annum.

Proceeds of each payment shall be applied first to interest with the balance to principal, Interest shall accrue from and after the date of this note.

Maker reserves the right to pay any or all of the unpaid principal balance and accrued interest in advance without any penalty whatsoever.

If any interest payment is not paid when due, the amount of such unpaid interest shall become a part of and shall be added to the principal sum due hereunder and shall draw like interest as the principal.

In case payment shall not be made at maturity, and if placed with an attorney or any collector for collection, the Maker promises to pay a reasonable collection fee.

The Maker, endorsers, sureties, guarantors and assigns of this note severally waive demand, presentment for payment, protest and notice of protest and non-payment, and agree and consent that, after maturity, the time for its payment may be extended from time to time by agreement between the Holder and any of them, without notice, and that after such extension or extensions the liability of all parties shall remain as if no extension had.

National Automation services, Inc.,

Bob Chance CEO

PROMISSORY NOTE

Dated: December 26, 2007

          Sixty (60) days after date, National Automation Services, Inc., (hereinafter referred to as Makers whether one or more entities) promise to pay unto Brandon Spiker and David Marlow National Automation Services, Inc., (hereinafter referred to as Holder whether one or more entities) the sum of One Hundred and Fifty Thousand Dollars, ($150,000,00), together with interest at the rate of 8% per annum.

          Proceeds of each payment shall be applied first to interest with the balance to principal. Interest shall accrue from and after the date of this note.

          Maker reserves the right to pay any or all of the unpaid principal balance and accrued interest in advance without any penalty whatsoever.

          If any interest payment is not paid when due, the amount of such unpaid interest shall become a part of and shall be added to the principal sum due hereunder and shall draw like interest as the principal.

          In case payment shall not be made at maturity, and if placed with an attorney or any collector for collection, the Maker promises to pay a reasonable collection fee.

          The Maker, endorsers, sureties, guarantors and assigns of this note severally waive demand, presentment for payment, protest and notice of protest and non-payment, and agree and consent that, after maturity, the time for its payment may be extended from time to time by agreement between the Holder and any of them, without notice, and that after such extension or extensions the liability of all parties shall remain as if no extension had.

National Automation Services, Inc.,

Bob Chance CEO